EXHIBIT (a)(5)(E)
Ixia Completes Tender Offer for Catapult Communications
CALABASAS, CA, June 23, 2009 — Ixia (Nasdaq: XXIA) today announced that its wholly owned subsidiary has successfully completed its cash tender offer for all of the outstanding shares of common stock of Catapult Communications Corporation (Nasdaq: CATT) (“Catapult”) for $9.25 per share. The offer expired at 12:00 midnight, New York City time, Monday, June 22, 2009, at which time a total of approximately 10,808,049 shares of Catapult (including 83,927 shares tendered by notice of guaranteed delivery), had been tendered and not withdrawn, representing approximately 95.6% of the outstanding Catapult common stock (including approximately 0.7% of outstanding shares tendered by notice of guaranteed delivery). All shares that were validly tendered and not withdrawn have been accepted for payment in accordance with the terms of the tender offer.
Ixia expects to complete the acquisition of Catapult by means of a merger on or about June 23, 2009 pursuant to the short form merger procedure available under Nevada law. As a result of the merger, Catapult will become a wholly owned subsidiary of Ixia. In the merger, each outstanding share of Catapult common stock will be converted into the right to receive $9.25 per share in cash without interest and less any applicable withholding taxes. Following the merger, Catapult common stock will no longer be traded on NASDAQ.
Thomas Weisel Partners LLC acted as financial advisor, and Bryan Cave LLP acted as legal counsel to Ixia.
About Ixia
Ixia is a leading provider of IP performance test systems and service verification platforms for IP-based infrastructure and services. Ixia’s test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments and enterprises to validate the performance and reliability of complex IP networks, devices, and applications. Ixia’s multiplay test systems address the growing need to test voice, video, and data services and network capability under real-world conditions.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818) 871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com. Ixia and the Ixia four-petal logo are registered trademarks or trademarks of Ixia.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000 and MGTS systems deliver superior high-end test solutions for hundreds of protocols and variants—spanning LTE, IMS, WiMAX, UMTS, CDMA, VoIP, GPRS, GSM, and SS7. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.
For more information, contact Catapult Communications at 160 South Whisman Road, Mountain View, CA 94041; (650) 960-1025. Or visit Catapult Communications website at www.catapult.com.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995:
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding the acquisition of Catapult. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include those identified in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Tom Miller
Chief Financial Officer
Dir: 818-444-2325
tmiller@ixiacom.com